Exhibit 10.19

November 7, 2016

Ms. Jennifer Pline

CONFIDENTIAL

Dear Jennifer:

We are very pleased to extend you an offer for the position of incoming Executive Vice President, Head of Wealth Management position at Cambridge Trust Company with a start date to be mutually agreed upon. We will work with you and the outgoing EVP, Head of Wealth Management, Michael Duca, to formalize a transition plan and timeline currently estimated to be completed in early February but subject to review.

The purpose of this letter is to outline the terms of your offer. This letter is not an employment agreement and it is contingent upon a successful background check.

Base Salary. You will be paid a base salary at the annualized rate of $400,000. The base salary will be paid in equal semi-monthly installments in accordance with our usual payroll practices.

Annual Target Incentive Opportunity. You will be eligible to receive an annual short term incentive cash bonus of forty percent (40%) of your base salary provided that the company and you meet the stated objectives for each year. In addition, you will be eligible to receive thirty-five percent (35%) of your base salary in the form of performance based restricted stock units (“RSUs”). The shares will vest (i.e., earned) subject to a three-year vesting schedule as long as you are employed on such dates.

Two-Year Salary and Bonus Guarantee The Bank guarantees you a payment equal to your Base Salary and Annual Bonus for the first two years of employment (2017 and 2018).

Sign On Incentive. We are offering you an award of restricted Cambridge Trust stock with a total value of $140,000 (35% of base) to be issued after 90 days of employment and vesting over a period of three years from date of issuance.

Change in Control Agreement. You will receive a Change in Control Agreement with a severance benefit of one time your average annual compensation in the event your employment is terminated in connection with a change in control.

Defined Contribution. The Company will make an annual contribution of 10% of your annual base salary and bonus into a non-qualified deferred compensation plan account for your benefit. This benefit is subject to the execution of a Supplemental Executive Retirement Plan (SERP) Agreement containing a one (1) year non-compete provision.

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com

Ms. Jennifer Pline

November 7, 2016

Not for Cause Severance. In the event of the termination of your employment without cause within your first two (2) years of employment you will receive a payment equal to one time your base salary plus bonus.

Benefits. In addition to your compensation, you will be eligible to receive the benefits which are offered to all Cambridge Trust employees as described on the attached Benefits Summary.

You will be eligible to participate in the Savings Investment Plan /401{k} on the first day of the quarter following your effective date of hire.

You will be eligible to participate in the Savings Investment Plan {Profit Sharing} and the Employee Stock Ownership Plan {“ESOP”} on January 1, 2018.

Sick Days. After you have completed three months of employment, you will earn twelve paid sick days per calendar year, which will accrue pro rata on a monthly basis up to a maximum of ninety days.

Vacation. You will be eligible to earn twenty-five (25) days of vacation per calendar year accrued on a monthly basis. During the first year, your vacation time will be pro-rated based on your date of hire. The accrual and use of vacation shall be in accordance with the Bank’s vacation policy, as it may be amended from time to time in the Bank’s discretion.

Additional information about all of our benefits will be provided to you at hire.

At all times you will be an employee at will, which means that you and the Bank are each free to terminate your employment at any time and for any reason.

Because Federal law requires you to provide us with documentation of your eligibility to work in the United States, this offer is conditioned upon your providing such documentation within threebusiness days of your commencing work. You will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act.

You will be reporting to Denis Sheahan, Chief Executive Officer and President of Cambridge Trust Company.

On your first day, you will be reporting to Human Resources, 78 Blanchard Road, 4th floor Burlington, at 9:00A.M. You will be given a new Hire Orientation by Linda Sullivan, Human Resources Officer, which will include completing employment forms and reviewing your benefits. You will then meet with Maribeth Darrow, Vice President and Director of Training for a corporate orientation that will introduce you to our company, history and products.

It is our pleasure to welcome you to the Cambridge Trust Company. We believe Cambridge Trust Company is an outstanding organization because of its people. We believe you will be a valuable, enthusiastic member of the team and we look forward to your future contributions to the Bank.

To indicate your acceptance of this offer, please sign and date this letter in the space below and return a copy to me by mail or fax.

If you have any questions regarding this offer, please contact me at 617-520-5541.

Sincerely,

/s/ Pilar Pueyo

Pilar Pueyo

Senior Vice President, Human Resources

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com

Ms. Jennifer Pline

November 7, 2016

I, Jennifer Pline, acknowledge that I have read the terms of this employment offer letter.

I, Jennifer Pline, acknowledge and confirm that this employment offer letter is not hindered by a Non-solicitation and/or other agreements with my previous employer.

I agree and accept employment with Cambridge Trust Company as of:

/s/ Jennifer Pline	November 7, 2016
Jennifer Pline	Date

Cambridge • Boston • Belmont • Concord • Lexington • Weston

Wealth Management Offices: Boston, MA • Concord, NH • Manchester, NH • Portsmouth, NH

617-876-5500 • FAX 617-812-2403 • www.cambridgetrust.com